EXHIBIT (g)


                         CONTRACT FOR SALE AND PURCHASE

LENNAR HOMES, INC. ("Buyer") and ROYAL PALM BEACH COLONY, LIMITED PARTNERSHIP ("Seller"), hereby agree that Seller shall sell and Buyer shall buy the following real property ("Property") upon the terms and conditions of this Contract for Sale and Purchase ("Contract").

1.  DESCRIPTION  OF  PROPERTY:  See  Paragraph  37 for  the  description  of the
Property.

2.  PURCHASE PRICE AND METHOD OF PAYMENT:
         A.  Purchase Price....................................$2,451,000.00
         B.  Initial Deposit and Additional Deposit
                in accordance with Paragraph 48.......$ 490,200.00
         C. Balance to close in U.S. Dollars, in cashier's check issued by local financial institution, subject to adjustments and prorations.

3. intentionally omitted.

4. EFFECTIVE DATE: The "Effective Date" of this Contract will be the date when the last one of the Buyer and Seller has signed this offer.

5. PLACE OF CLOSING: This transaction shall close in Palm Beach County or at another location acceptable to the parties.

6. intentionally omitted.

7. intentionally omitted.

8. EVIDENCE OF TITLE: (A) Seller shall provide a standard title insurance commitment ("Commitment") issued by a Florida licensed title insuror agreeing to issue to Buyer, upon recording of the deed to Buyer, an owner's policy of title insurance ("Policy") in the amount of the Purchase Price, subject only to those title exceptions set forth in this Contract or which shall be discharged by Seller at or before Closing. Seller shall pay the premium for the Policy.

         (B) The Commitment shall be brought current to a date subsequent to the Effective Date. The commitment shall show a marketable title of record in Seller, in accordance with current title standard adopted by the Florida Bar, subject to only those title exceptions permitted by this Contract or which shall be discharged by Seller at or before Closing. At Closing, Seller shall convey to Buyer a marketable title of record as described in this paragraph.

         (C) Seller, at Seller's expense, shall deliver the Commitment to Buyer within 20 days after the Effective Date. Buyer shall examine the Commitment within 15 days after receipt thereof, and Buyer shall, within the same 15 day period, notify Seller in writing of any title defects. If any title defects render title unmarketable, Seller shall use diligent effort to cure such defects (including the bringing of unnecessary lawsuits) within 90 days from receipt of such notice. If Seller shall fail to cure such defects within the 90 day period, Buyer shall have the option of: (1) accepting title as is; or (2) demanding a return of the Deposit, in which case, the Deposit shall forthwith be returned to Buyer, and Buyer and Seller shall be relieved, as to each other, of all obligations under this Contract.

9. RESTRICTIONS AND EASEMENTS; BUILDING AND ZONING: (A) Buyer shall take title subject to: (1) zoning restrictions imposed by governmental authority; (2) restrictions and matters appearing on the plat, or otherwise common to the subdivision which do not render title unmarketable or adversely affect Buyer's intended use of the Property; (3) taxes for the year of closing; (4)
restrictions, utility easements and other matters which do not render title unmarketable or adversely affect Buyer's use of the Property. (B) Seller warrants that, at the time of Closing, the Property shall not be in violation of building or zoning codes and that all approvals are consistent with the Buyer's intended use of the Property which is the construction and sale of single family homes. If the Property is in violation of such codes, Seller shall pay the expenses required to bring the Property into compliance with such codes at the time of Closing. This warranty shall not survive Closing.

10. SURVEY: Buyer, within the time allowed for delivery of the Commitment and examination thereof, may have the Property surveyed at Buyer's expense. If the survey shows any encroachment on the Property or that any improvements on the Property in fact encroach on setback lines, easements, or lands of others, or violate any restriction, Contract covenant, or applicable governmental regulation, the same shall be treated as a title defect which renders title unmarketable.

11. INGRESS AND EGRESS: Seller covenants and warrants that there is ingress and egress to the Property over public roads.

12. intentionally omitted.

13. intentionally omitted.

14. POSSESSION: Seller warrants and represents that there are not parties in possession or with a right to possession of the Property other than Seller, and that Seller shall deliver possession of the Property to Buyer upon Closing.

15.  intentionally omitted.

16.  intentionally omitted.

17.  intentionally omitted.

18.  intentionally omitted.

19. CLOSING DOCUMENTS: Seller shall deliver to Buyer at Closing (a) statutory warranty deed subject to matters contained in Paragraph 9.(A); (b) affidavit attesting to the absence of liens or potential lienors known to Seller, gap affidavit, and affidavit of possession; (c) FIRPTA affidavit or exemption certificate as may be required to exempt Seller or any agent from the income tax withholding requirements or Seller shall authorize Buyer to withhold the necessary amount.

20. TITLE INSURANCE AGAINST ADVERSE MATTERS: Buyer shall receive title insurance against adverse matters pursuant to Section 627.7841 F.S.

21. EXPENSES: State documentary stamps and surtax on deed and the cost of recording any corrective instruments shall be paid by Seller. The cost of recording the deed shall be paid by Buyer.

22. PRORATIONS: All prorations shall be made as of midnight of the day preceding the Closing. Taxes shall be prorated based on the current year's tax with due allowance being made for the maximum allowable discount. If Closing occurs on a date when the current year's assessment is not available, then taxes shall be prorated on the prior year's tax. However, any tax proration based on an estimate may at the request of either party be subsequently readjusted upon receipt of the tax bill, and a statement to that effect will be set forth on the closing statement.

23. SPECIAL ASSESSMENT LIENS: Certified, confirmed and ratified special assessment liens as of Closing are to be paid by Seller. Pending liens as of Closing shall be assumed by Buyer, provided, however, that where the improvement has been substantially completed as of the Effective Date, such pending lien shall be considered as certified or ratified and Seller shall, at Closing, be charged an amount equal to the last estimate by the public body of the assessment for the improvements.

24. intentionally omitted.

25. PERSONS BOUND; GENDER; FLORIDA LAW: The benefits and obligations of this Contract shall enure to and bind the respective heirs, personal representatives, successors and assigns of the parties hereto. Whenever used, the singular shall include the plural, the plural the singular, and the use of any gender shall include all genders. This Contract shall be governed by the laws of the State of Florida.

26. DEFAULT: If Buyer fails to perform this Contract within the time specified (including the payment of the Deposit), the Deposit made, or agreed to be made by Buyer, may be retained or recovered by or for the account of Seller as agreed upon liquidated damages as consideration for the execution of this Contract and in full settlement of Seller's claims, whereupon Buyer and Seller shall be relieved, as to each other, of all obligations under this Contract; this shall be Seller's sole remedy. If, for any reason other than failure of Seller to make Seller's title marketable after diligent effort, Seller fails, neglects or refuses to perform this Contract, Buyer may seek specific performance or elect to receive the return of Buyer's Deposit without thereby waiving any action for damages resulting from Seller's breach.

27. ATTORNEY'S FEES AND COSTS: In connection with any litigation (including all appeals and interpleaders) involving Seller, Buyer, or broker arising out of this Contract, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorney's fees at trial and appellate levels.

28. ASSIGNABILITY: Buyer may not assign this Contract without the written consent of Seller except assignments to a wholly owned subsidiary of Buyer or to Lennar Corporation.

29. TIME: Time is of the essence for all provisions of this Contract.

30. ENTIRE  AGREEMENT;  TYPEWRITTEN OR HANDWRITTEN  PROVISIONS;  NOT RECORDABLE:
This Contract, including any exhibits and riders attached, set forth the entire agreement between Buyer and Seller and contains all the covenants, promises, agreements, representations, conditions and understandings. Typewritten or handwritten provisions inserted in this Contract or attached hereto as exhibits or riders shall control all printed provisions in conflict therewith. Neither this Contract nor any notice of it, shall be recorded in any public records.

31. RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your local public health unit.

32. WARRANTY: Seller warrants and represents that there are no facts known to Seller which materially affect the value or desirability of the Property which are not readily observable by Buyer or which have not been disclosed to Buyer.

33. intentionally omitted.

34. intentionally omitted.

35. intentionally omitted.

36. intentionally omitted.

37. DESCRIPTION OF PROPERTY: The Property being sold and purchased pursuant to this Contract is eighty-six (86) single family home lots (the "Lots") located in the Village of Royal Palm Beach, Florida, described as Lots 1 through 86, inclusive, in "Crestwood Unit 3 - Plat Three" according to the plat thereof recorded or to be recorded in the Public Records of Palm Beach County, Florida.

38. INVESTIGATION PERIOD: Buyer shall have 45 days from the Effective Date to investigate the suitability of the Property for Buyer's purposes and to procure an environmental audit. If for any reason Buyer is dissatisfied with its investigation, Buyer shall have the right at any time during said 45-day period to cancel this Contract, in which event the Deposit will be refunded to Buyer and the parties released of all rights and obligations hereunder. Buyer shall be deemed to have waived its right of cancellation if not exercised by Buyer giving Seller written notice thereof during such 45-day period. Seller will provide Buyer with any documents requested by Buyer relating to the Property which are in Seller's possession. If Buyer does not exercise its right of cancellation, Buyer shall be deemed have agreed to purchase the Property subject only to Seller's obligations set forth in this Contract.

39. SITE PLAN AND PLAT APPROVALS: Seller represents that Seller has received from the Village of Royal Palm Beach site plan approval for the subdivision described in paragraph 37. Seller agrees to obtain final plat approval within sixty (60) days after the Effective Date and to record the plat within 30 days after such approval. Copies of the site plan and plat are attached hereto as Exhibit "A".

40. SUBDIVISION  IMPROVEMENTS/INDIAN  TRAIL WATER CONTROL DISTRICT  ASSESSMENTS:
Seller shall construct and pay for (i) all the subdivision improvements for the Property shown on the plans attached hereto as Exhibits B, C, and D, (ii) any other subdivision improvements (except house pads) and bonds required by the Village of Royal Palm Beach as a condition of plat approval, and (iii) all landscaping and entranceway improvements shown on the plans attached hereto as Exhibit D. Seller agrees that all utilities, including sewer, water, electric and telephone, will be installed to the locations on the Property as shown on the above-described plans. Buyer understands and agrees that lots will not be filled to grade or fully cleared, but Seller will provide sufficient clean sand fill stockpiled on or within 2,000 feet of the Property on paved roads to fill the lots to 8" below fixed floor. At Seller's option, payment for the improvements described above may be provided in whole or in part from the proceeds of bonds issued for such purpose by the Indian Trail Water Control

District ("District"), which bonds would be paid from assessments on the Lots within the Subdivision. With respect to such assessments, Buyer agrees to include in all lot sales contract it enters into with prospective purchasers, immediately prior to the space reserved in the contract for the signature of the purchaser, the following disclosure statement in boldfaced and conspicuous type which is larger than the type in the remaining text of the contract: INDIAN TRAIL WATER CONTROL DISTRICT IMPOSES TAXES OR ASSESSMENTS, OR BOTH TAXES AND ASSESSMENTS, ON THIS PROPERTY THROUGH A SPECIAL TAXING DISTRICT. THESE TAXES AND ASSESSMENTS PAY THE CONSTRUCTION, OPERATION AND MAINTENANCE COSTS OF CERTAIN PUBLIC FACILITIES OF THE DISTRICT AND ARE SET ANNUALLY BY THE GOVERNING BOARD OF THE DISTRICT. THESE TAXES AND ASSESSMENTS ARE IN ADDITION TO ALL OTHER TAXES AND ASSESSMENTS PROVIDED BY LAW. Buyer consents to the District's recording in the Public Records of Palm Beach County an assessment disclosure statement. Title to the lots will be conveyed by Seller to Buyer subject to such assessment rights of the District. Seller represents to Buyer that assessments for construction debt, which will be determined at the time the bonds are issued by the District, will not exceed $600.00 per year per lot. In the event assessments will exceed $600.00 per year per lot, Seller will promptly notify Buyer and Buyer may either cancel this Contract or elect to deduct from the purchase price of each lot at time of closing an amount equal to the excess above $600.00 per year for the remainder of the assessment term. Seller will pay the costs of any of the improvements described above which are not paid from the District bond proceeds.

41. COMMENCEMENT AND COMPLETION OF SUBDIVISION IMPROVEMENTS: (A) Seller must use all reasonable efforts to commence construction of the subdivision improvements, but if for any reason Seller fails to commence construction within ninety (90) days from the Effective Date, then Seller shall notify Buyer within seven (7) days of such failure, and either party may then cancel this Contract by giving written notice to the other party within thirty (30) days after such notice, whereupon the Deposit shall be returned to Buyer and the parties shal1 be released of all obligations and liabilities hereunder. Provided, however, Buyer at Buyer's sole option may extend said date for commencement of construction by up to two (2) three (3) month extentions by giving written notice to Seller, which notice must be given within seven (7) days after the above-described notice by Seller of failure to commence construction. If construction is not commenced by said extended date, either party may then cancel this Contract.

(B) Seller must use all reasonable efforts to complete construction of the subdivision improvements, but in the event that completion and acceptance by the Village is not achieved within two hundred forty (240) days from the Effective Date, Seller shall notify Buyer within seven (7) days of such failure, and Buyer as its sole remedy may cancel this Contract, whereupon the Deposit shall be returned to Buyer and the parties shall be released of all obligations and liabilities hereunder. Provided, however, Buyer at Buyer's sole option may extend said date for completion and acceptance of construction by up to two (2) three (3) month extentions by giving written notice to Seller, which notice must be given within seven (7) days after the above-described notice by Seller of failure to complete construction. Provided further, however, if completion and acceptance is delayed for reasons beyond delays, Seller shall have the right to extend the applicable achievement date for a period of time equal to the delay(s). In any event, if completion and acceptance is not achieved by August 15, 1997, this Contract shall be deemed canceled, whereupon the Deposit shall be returned to Buyer and the parties shall be released of all obligations and liabilities hereunder.

(C) If Buyer exercises the option herein to purchase the two model lots prior to completion of the subdivision improvements and acceptance by the Village, and if this Contract is thereafter canceled pursuant to paragraph (A) or (B) above, then Seller shall purchase each model from Buyer (including the lot) for $100,000.00 each if undecorated and $150,000.00 each if decorated.

(D) Notwithstanding the provisions of Paragraph 43 conditioning the sale of certain lots on completion and acceptance of the subdivision improvements, Buyer may at its option purchase and close on lots prior to the subdivision improvements being completed and accepted by the Village of Royal Palm Beach. In such event, the net proceeds realized by Seller from such sale (i.e., the sale price minus the mortgage release price, normal closing expenses, and brokers' commission) shall be held in escrow by Seller's attorney or another mutually acceptable escrow agent, and disbursed to Seller upon the subdivision improvements being completed and accepted by the Village.

The subdivision improvements are being financed by the District and Union Bank of Florida. Buyer will be given a copy of the financing agreement within twenty
(20) after the Effective Date.

42. ACCESS TO THE PROPERTY: Buyer shall have the right to enter upon the Property to perform surveys, engineering studies, inspections, and test borings. Buyer agrees to indemnify and hold Seller harmless from and against any loss, damage, claim, demand or liability with respect to any injury to person or property caused by entry upon the Property by Buyer or its representatives, agents or employees. The provisions of this paragraph shall survive this Contract.

43. SCHEDULE OF LOT PURCHASES: The purchase price of $2,451,000.00 for the 86 lots is based upon a price of $28,500.00 for each lot. Buyer shall close on the purchase of the lots at the aforementioned price per lot in accordance with the following schedule:

         (a) Buyer shall have the option of purchasing two (2) contiguous model lots, namely, Lots 65 and 66 after Seller has commenced construction of the subdivision improvements.

         (b) Lots 67 through 72 and 27 through 41, within 20 days after written evidence from Seller to Buyer that the subdivision improvements have been completed and accepted by the Village of Royal Palm Beach.

         (c) Lots 73 through 75, 42 through 52, and 15 through 21, during the first six (6) month period following the closing on the initial 21 lots described in (b) above.

         (d) Lots 1 through 14 and 53 through 59, during the second (6) month period following the closing on the initial 21 lots described in (b) above.

         (e) Lots 60 through 64, 76 through 86, and 22 through 26, during the third six (6) month period following the closing on the initial 21 lots described in (b) above.

         (f) The lots to be closed during each such period shall close at the same time. If Buyer closes on more than 21 lots during any period, the excess shall be credited against the minimum for the next succeeding period.

         Buyer agrees that it shall not sell lots to another builder until Seller has sold and conveyed all the lots in the adjoining subdivision known as "Crestwood Unit 3 - Plat Two."

         If between the Effective Date and the date that Buyer closes on the purchase of the last of the 86 lots (or the sooner termination of this Contract in accordance with the provisions hereof), Seller receives a written offer(s) to purchase lots in "Crestwood Unit 3 - Plat Two" at a price below $28,500.00 per lot, which offer Seller desires to accept, Buyer shall have a first right of refusal to purchase such lots at the same price and upon the same terms and conditions as contained in the offer. Seller will deliver to Buyer a copy of such acceptable offer, and Buyer must notify Seller of its election to purchase within five (5) days after delivery, otherwise Buyer shall be deemed to have waived its first right of refusal with respect to said offer.

44. HOMEOWNERS ASSOCIATION: Buyer will receive the homeowners' association documents and budget applicable to the Property, which Buyer shall review during the investigation period. If Buyer does not exercise its right of cancellation during the investigation period, Buyer will be deemed to have approved such documents. Seller shall execute and record the aforesaid homeowners' association documents in the Public Records of Palm Beach County prior to closing on the first lots. Title to the lots will be conveyed by Seller to Buyer subject to said recorded documents.

45. ARCHITECTURAL APPROVAL: No home may be constructed on any lot until the plans and specifications for the home, the landscape plan, and the location of the home on the lot have been approved in writing by Seller. Any approvals shall be made promptly and not unreasonably withheld. Buyer will submit architectural elevations and plans to Seller during the Investigation Period to receive an approval for the 86 lots. Buyer's failure to comply the architectural control restriction set forth above will entitle Seller to exercise any and all remedies allowed in law or equity.

46. REAL ESTATE BROKER: Seller and Buyer represent and warrant to each other that neither of them has dealt or consulted with any real estate brokers, salesmen or finders in connection with this transaction, except RTL Realty, whose commission shall be Seller's obligation. Seller and Buyer hereby mutually agree to indemnify, save and hold each other harmless from and against any and all losses, damages, claims, costs and expenses (including attorney's fees and expenses) in any way resulting from or connected with any claims or suits for a broker's or salesman's commission, finder's fee or other like compensation, made or brought by any person or entity resulting from its own acts, except as aforesaid. This provision shall survive closing.

47. NOTICES: Any notices required to be given by the terms of this Contract or under any applicable law by either party shall be in writing and shall be either hand-delivered or sent by certified or registered mail, postage prepaid, return receipt requested, or sent via Federal Express or other similar courier service, and such notice shall be deemed to have been given when postmarked, when hand-delivered or when sent via courier service in accordance with the terms of this paragraph. Such written notice shall be addressed as follows:

         To Buyer:                  Lennar Homes, Inc.
                                    12230 Forrest Hills Boulevard
                                    West Palm Beach, Florida 33414

                                    Attention:  Tom Herman
                                    with copies to

                                    Morris Watsky
                                    700 N.W. 107 Avenue
                                    Miami, Florida  33172

                                    Mark Shevory
                                    8190 W. State Road 84
                                    Davie, Florida 33324

         To Seller:                 Royal Palm Beach Colony, Limited
                                    Partnership
                                    c/o Randy Rieger
                                    1541 Sunset Drive #301
                                    Coral Gables, Florida 33143

                                    with copy to

                                    Martin Shapiro
                                    767 Arthur Godfrey Road
                                    Miami Beach, Florida 33140

48. DEPOSIT: Upon execution of this Contract by both parties, Buyer shall deliver to Seller an unconditional letter of credit, effective for a period of twenty four (24) months, in the amount of $100,000.00 representing Seller's initial Deposit. A copy of the letter of credit is attached hereto as Exhibit "E". Seller acknowledges receipt of the original letter of credit. Within three business days after the end of the investigation period, if Buyer has not elected to cancel this Contract, Buyer shall increase the letter of credit to $490,200.00. The letter of credit will be from Universal American Mortgage Company naming Seller as beneficiary.

In the event that Seller determines that Buyer is in default, Seller may convert the Deposit into cash by drawing the funds under the letter credit. Within five business days after receiving the funds, Seller shall give Buyer written notice that the Deposit has been converted to cash and describing the nature of the default. Seller agrees to keep the funds in a separate escrow account for a period of 30 days after giving such written notice. If Buyer files and serves a lawsuit on Seller contesting the default within said 30-day period, Seller shall continue to hold the funds in the escrow account pending court order. If the letter of credit will expire at any time prior to the closing on the last lots, Buyer agrees to obtain an extension of the term of the letter of credit and deliver proof thereof to Seller no later than 30 days before its expiration. The parties agree that the letter of credit shall be reduced by 20 percent of the purchase price of the lots being purchased at each takedown, and the amount of the Deposit shall be reduced accordingly.

49. HAZARDOUS MATERIALS: Seller represents to the best of its knowledge that there are no hazardous materials or residual contamination in, on, under or about, the Property. Hazardous materials shall include any substances regulated under any and all Federal, State and local statutes and laws, including case law.

50. MORATORIUM: As condition precedent to closing, there shall be no moratorium of any kind relating to the Property. This will include any moratoriums on water or sewer connections, building permits, certificates of occupancy, or building inspections. In such event the closing will be postponed for up to thirty (30) for the moratoriums(s) to be removed, failing which this Contract shall terminate and the parties released of all liability and obligations hereunder. Provided, however, Buyer may elect two (2) ninety (90) day further extentions of the closing.

51. REPRESENTATIONS AND WARRANTIES: Seller hereby warrants, covenants and represents the following to Buyer with full knowledge that Buyer is relying upon same in executing this Contract and performing hereunder.

         A. Seller has full power and authority to make, deliver, enter into and perform pursuant to the terms and conditions of this Contract and has taken all necessary action to authorize the execution, delivery and performance of the terms and conditions of this Contract and all documents to be executed and delivered by Seller pursuant hereto. There are no actions, suits or proceedings pending or threatened against by or affecting Seller in any court or before any governmental agency relating to the Property, the ownership of the Property, or Seller's ability to convey the Property.

         B. This Contract and the documents to be executed and delivered by Buyer and Seller in connection with this Contract will not breach the terms and conditions of or cause a default in any mortgage, restrictive covenant or easement, or any other agreement or document encumbering or affecting the Property.

         C. Seller has received no notice of any change contemplated in any applicable laws, ordinances, or restrictions, or of a judicial or administrative action (except those of a general application) or of any action by adjacent landowners, which would prevent, limit or impede Buyer's use of the Property for single family residential use.

         D. Seller has received no notice of any violation or any applicable laws, ordinances, regulations, statutes, rules and restrictions pertaining to and affecting the Property.

         E. No approval(s) or consent(s) by third parties or governmental authorities are required in order for Seller to convey the Property as contemplated hereby.

         F. There is sewer and water available in sufficient capacity to service the entire Property. The sewer and water lines will be of sufficient size to service the Property.

         Each of the foregoing warranties, covenants and representations shall be true and correct at closing and shall survive the closing. In the event that any of the warranties and representations are not correct or as represented by Seller, and Seller fails to remedy same within thirty (30) days after written notice from Buyer, then Buyer may, at its option, elect to cancel and terminate this Contract, whereupon the Escrow Agent shall return the Deposit delivered to it by Buyer and the rights and obligations of the parties each to the other with respect to this transaction shall cease and terminate. Seller agrees to cooperate fully with Buyer, at no cost to Seller, in its examination and verification of Seller's warranties and representations.

52. CONDITIONS PRECEDENT TO CLOSING: Buyer's obligation to close pursuant to this Contract is conditioned on the following:

         A. No material adverse change in the condition of the Property shall have occurred since the date of this Contract.

         B. As of closing, there shall be no governmental prohibition (including zoning restrictions or conditions) that prevents Buyer from receiving building permits for construction of the intended improvements.

         C. As of the closing, there shall be no (i) leases or other occupancy agreements, or (ii) contracts for labor or service that affect the Property.

         D. All of Seller's covenants and obligations contained in this Contract shall have been performed by Seller, and all of Seller's warranties and representations are true and correct and shall be true and correct at closing.

         E. No condemnation proceedings or any other matters which might have a material adverse effect on the value of the Property shall be pending or threatened against the Property at the closing.

         F. Any and all permits, licenses, or qualifications from any Federal, State or other local governmental agencies having jurisdiction over the Property, required for the development of the Property and construction of Buyer's model homes shall be obtained or obtainable.

         G. Seller gives to Buyer evidence that its development loan financing is in a position to be funded and that the District Bonds have been sold and the proceeds thereof are available to pay for the subdivision improvements required to be constructed in accordance with paragraph 40 hereof.

         H. Water and sewer shall be available to the Property pursuant to an agreement with the governmental agencies having jurisdiction and all other utilities shall be available to the Property.

         If any of the conditions precedent to Buyer's obligation have not been satisfied, Buyer may cancel this Agreement by notifying Seller (unless Seller shall satisfy the condition precedent within thirty (30) days after such notice), in which event Seller shall return the Deposit to Buyer. Buyer may waive, at Buyer's option and in Buyer's sole discretion, any of the conditions precedent to Buyer's obligation to close.


                                   ROYAL PALM BEACH COLONY, LIMITED PARTNERSHIP


Date signed:                       By:  s/sRandy Rieger
August 12, 1996                       ---------------
                                           Randy Rieger, as Authorized Agent of
                                           Stein Management Company, Inc.,
                                           Managing General Partner



                                   LENNAR HOMES, INC.

Date signed:                       By:  /s/Tom Herman
August 9, 1996                          -------------
                                           Tom Herman
                                           Vice President

                                                                     EXHIBIT (h)

                       FIRST AMENDMENT TO LOAN AGREEMENT

         THIS FIRST AMENDMENT TO LOAN AGREEMENT, dated as of the 26th day of June, 1995 (the "Amendment"), is made by and between Royal Palm Beach Colony, Limited partnership, a Delaware Limited Partnership (hereinafter referred to as "BORROWER"), and Union Bank of Florida ("Bank" or "Lender").

                                    RECITALS

      A. Borrower has applied to Bank for a future advance of $1,200,000.00 ("Future Advance") to the Note secured by the Mortgage in the original principal amount of $975,000.00 to be advanced by Bank pursuant to the terms hereof and evidenced by notes described in the First Mortgage Modification Agreement executed this date by the Bank and Borrower.

      B. Bank is willing to make the Loan modification described above based on the terms and conditions set forth in this Amendment.

      NOW, THEREFORE for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Bank hereby agree as follows:

      2. The term "Loan" shall be in the amount of $2,175,000.00.

      3. The term "Improvements" shall include the on-site infrastructure lot improvements to be constructed with the proceeds of the Future Advance.

      4. The term "Use of Proceeds" shall mean the permitted use of the Loan proceeds under the Note as set forth in the Loan Agreement. Exhibit "C" of the Loan Agreement shall be hereby deleted.

      5. The term "Note" shall include the Future Advance Promissory Note (For Non-Revolving Line of Credit) of even date herewith in the amount of $1,200,000.00) and the Consolidation Promissory Note (For Non-Revolving Line of Credit) of even date herewith in the amount of $2,175,000.00.

      4. The release price as set forth in paragraph 5.26 shall be amended from $10,000.00 to $20,000.00 per developed lot.

      6. A commitment fee in the amount of $19,500.00 (two percent (2%) computed on $975,000.00) is due from Borrower and earned upon closing of the Future Advance whether or not any disbursements are made thereunder.

      If Borrower draws Loan proceeds under the Future Advance beyond $975,000.00 ("Excess Funding"), additional commitment fees of two percent (2%) based on the amount of such Excess Funding shall be due and owing at the time draws representing such Excess Funding disbursed by Lender.

      7. The parties agree that the mortgagee title insurance for the Future Advance shall be in the amount of $975,000.00 but such insurance shall be increased and paid for by the Borrower in the event of any Excess Funding to the Borrower up to the future advance amount of $1,200,000.00.

      8. The maturity date of the Loan shall be July 1, 1997.

      9. Borrower agrees to give Lender immediate written notice upon the recording of the Plats for Phases I, II and III.

      10. Borrower shall be in default under the Loan if Borrower fails to record the Plats for Phases I, II and III prior to the date upon which such Plats (the preliminary approved plats for such phases having been submitted to Bank by the date of this Amendment) expire with Palm Beach County, Florida.

      11.The parties hereto agree that no funding of Future Advance proceeds for Phase I (except for the closing costs associated with the closing of the Future Advance set forth on the Closing Statement made this date) shall be made by Bank until Borrower has submitted to Bank all permits and necessary governmental authorizations (including Plat recordation and site plan approval) for the construction of the on-site infrastructure lot improvements; provided Bank with proof that the off-site improvements constructed with the original proceeds of the Loan have been accepted by the appropriate governmental authorities; and provided proof that the 1994 real estate taxes have been paid for the Property. Likewise, no funding of Future Advance proceeds for Phases II and III shall be made by Bank until such Plats have been recorded, site plans have obtained final approval by the governmental authorities and all of the permits and governmental authorizations as described above have been obtained by Borrower and provided to Bank.

      12. All other terms and conditions of the Loan Agreement shall be amended consistent with the matters set forth above.

IN WITNESS WHEREOF, Borrower and bank have executed this Amendment as of the above written date by their respective officers all duly authorized thereunto.

Signed, sealed and delivered
in the presence of:                "BORROWER"

                                       ROYAL PALM BEACH COLONY, LIMITED
                                       PARTNERSHIP, a Delaware Limited
                                       Partnership
                                   BY: STEIN MANAGEMENT COMPANY, INC., a Florida
                                       corporation, Managing General Partner


                                   By: /s/Martin J. Katz
                                       -----------------
                                          Martin J.Katz, President
                                               (seal)

/s/Jane Rankin
-------------------
   Jane Rankin

/s/Martin Shapiro
-------------------
   Martin Shapiro
                                   Address:  2501 South Ocean Drive
                                             Hollywood, FL  33019


                                   "LENDER"

                                   Union Bank of Florida
/s/Jane Rankin
-------------------                BY:  /s/Jack Brewer, Sr.
   Jane Rankin                          -------------------
                                           Jack Brewer, Sr. Vice President
/s/Martin Shapiro
-------------------
   Martin Shapiro
                                   Address: 1801 North Pine Island Road
                                            Plantation, FL 33322

Prepared by:
Jane C. Rankin, Esq.
Kubicki Draper/BM
Suite 1600
One East Broward Blvd.
Ft. Lauderdale, FL 33309
305-768-0011







                      FIRST MORTGAGE MODIFICATION AGREEMENT




         THIS AGREEMENT is made this 26th day of June, 1995 by and between Royal Palm Beach Colony, Limited Partnership, a Delaware Limited Partnership, whose address is 2501 South Ocean Drive, Hollywood, FL 33019 (hereinafter referred to as "Borrower") and Union Bank of Florida, with its offices at 1901 North Pine Island Road, Plantation, FL 33322 (hereinafter referred to as "Lender").

                              W I T N E S S E T H:

      WHEREAS, Borrower executed a Promissory Note ("Note") in favor of Lender dated October 6, 1994 in the original principal amount of $975.000.00 which Note was secured by a Real Estate Mortgage, Assignment and Security Agreement of even date therewith ("Mortgage") given by Borrower in favor of Lender recorded in Official Records Book 9464, at Page 1619, of the Public Records of Palm Beach County, Florida, encumbering the property described therein ("Property"):

      WHEREAS, the Loan is additionally secured by certain other documents including but not limited to UCC-1 Financing Statement(s), filed in the Public Records of Palm Beach County, Florida and with the Secretary of State of Florida (jointly and severally referred to as the "Loan Documents or "Security Documents"); and

      WHEREAS, the Note, Mortgage and Security Documents are further subject to an unrecorded Loan Agreement ("Loan Agreement") dated October 6, 1994; and

      WHEREAS, the principal balance that is outstanding under the Loan as of the date hereof is $975,000.00 plus accrued interest thereon; and

      WHEREAS, Borrower represents to Lender that it is the fee simple owner of the Property described in the Mortgage; and that there are no inferior mortgages or other liens or encumbrances now outstanding against the Property except as permitted by the terms of the Loan Agreement, and that the lien of said Mortgage held by Lender is a valid first subsisting lien on the Property.

      WHEREAS, the parties hereto desire to increase the amount of the Note and Mortgage by $1,200,000.00 such that the total secured under such Loan would be $2,175,000.00 and to modify certain terms and conditions of the Loan Agreement; and

      NOW, THEREFORE, in consideration of these premises, TEN AND NO/100 DOLLARS ($10.00) and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. The foregoing recitals are true and correct and are incorporated herein by reference.

      2. The outstanding principal balance of the Loan as of the date of this Agreement is $975,000.00.

      3. The Borrower this date has executed a Future Advance Promissory Note (For Non-Revolving Line of Credit) in the amount of S1,200,000.00, and a Consolidation Promissory Note (For Revolving Line of Credit) in the amount of $2,175,000.00, evidencing the total indebtedness under the Loan which shall be secured by the Mortgage and Security Documents. [The foregoing notes hereinafter included in the term "Note".]

      4. Borrower and Lender have this date executed a First Amendment to Loan Agreement which shall be incorporated by reference into the Loan Agreement and the Security Documents.

      5. The maturity date of the Loan shall be extended to July 1, 1997.

      6. The Maximum Possible Principal Debt, including future advances, which may be secured by the Mortgage shall be increased from $1,950,000.00 to two (2) times the amount of the indebtedness secured thereby.

      7. All of the Property shall remain in all respects subject to the lien, charge and encumbrance of said Mortgage in favor of Lender, and nothing herein contained, and nothing done pursuant hereto, shall affect or be construed to affect the lien, charge or encumbrance of, or warranties title in, or conveyance affected by said Mortgage, or the priority thereof over other liens, charges or encumbrances or conveyances, or to release or affect the liability of any party or parties who may now or hereafter be liable under or on account of said Mortgage, or the Note secured thereby; nor shall anything herein contained or done in pursuance hereof affect or be construed to affect any other security or instrument, if any, held by Lender as security for or evidence of the aforesaid indebtedness.

      8. The Borrower hereby ratifies and re-affirms all of the terms and conditions of the Note, Mortgage, Security Documents and Loan Agreement as modified herein, and Borrower does hereby acknowledge, certify, affirm and represent with full knowledge that Lender is acting in reliance thereon in the execution of this Agreement; that there are no claims, offsets, breaches of any agreement, document or writing relating directly or indirectly to the loan evidenced by the Note; no matter, item or thing that would diminish or reduce the amount owed under the Note; or any action or causes or action by the Borrower or any person dealing with the Borrower against Lender directly or indirectly relating to the loan evidenced by the Note and the Borrower affirms there is no offset or defense as to the indebtedness owed as of this date and that Borrower is not in default of the Note, Mortgage, Security Documents or Loan Agreement as of this date. Borrower further acknowledges that all representations and warranties made by the Borrower in the loan documents remain true and correct as of this date.

      9. Borrower agrees to pay all fees and costs related to the recording of this Agreement and as set forth by Lender.

      10. Except as modified herein, the Mortgage, Security Documents and Loan Agreement shall remain in full force and effect according to their terms and if there is any conflict in the terms of this Agreement and the aforedescribed documents, the terms of this Agreement shall apply.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above.

Signed, sealed and delivered
in the presence of:                "BORROWER"

                                       ROYAL PALM BEACH COLONY, LIMITED
                                       PARTNERSHIP, a Delaware Limited
                                       Partnership
                                   BY: STEIN MANAGEMENT COMPANY, INC., a Florida
                                       corporation, Managing General Partner


                                   By: /s/Martin J. Katz
                                       -----------------
                                          Martin J.Katz, President
                                               (seal)


-------------------
Printed Name:
-------------------
Printed Name:
                                   Address:  2501 South Ocean Drive
                                             Hollywood, FL  33019


                                   "LENDER"

                                   Union Bank of Florida

-------------------                BY:  /s/Jack Brewer, Sr.
Printed Name:                           -------------------
                                           Jack Brewer, Sr. Vice President

-------------------
Printed Name:
                                   Address: 1801 North Pine Island Road
                                            Plantation, FL 33322

                                                 (seal)
STATE OF FLORIDA
COUNTY OF :ss

The foregoing instrument was acknowledged before me this _ day of , 1995 by Martin J. Katz as President of STEIN MANAGEMENT COMPANY, INC. a Florida corporation, as Managing General Partner of ROYAL PALM BEACH COLONY, LIMITED PARTNERSHIP, a Delaware Limited Partnership, on behalf of the Limited Partnership. He is known to me or has produced a _____________as identification.

                                   ----------------------
                                   Notary Public
                       (Seal)


STATE OF FLORIDA
COUNTY OF

The foregoing instrument was acknowledged before me this ______ day of ___________, 1995 by Jack Brewer, Sr. Vice President of Union Bank of Florida on behalf of the Bank. He is known to me or has produced a Florida driver's license as identification.


                       Notary Public (Seal)

Borrower's Taxpayer
Identification No. 59-2501059


                          CONSOLIDATED PROMISSORY NOTE
                       (For Non-Revolving Line of Credit)
$2,175,000.00                                                       May _ , 1994
                                                        Fort Lauderdale, Florida

      FOR VALUE RECEIVED, ROYAL PALM BEACH COLONY, LIMITED PARTNERSHIP, a Delaware Limited Partnership, (sometimes hereinafter referred to as the "undersigned" or the "Borrower"), promises to pay to the order of Union Bank of Florida, or any subsequent holder of this note ("Bank") at its principal offices located at Plantation, Florida (or at such other place or places as Bank may designate) the principal sum of Two Million one Hundred Seventy Five Thousand and No/100 Dollars ($2,175,000.00) or so much thereof as may be from time to time outstanding, plus interest thereon at the Rate hereinafter defined, all in accordance with the terms and conditions of this Promissory Note (the "Note") and in accordance with the Loan Agreement dated October 6, 1994, as amended, by and between Borrower and Bank (the "Loan Agreement"). This Note is secured by a Real Estate Mortgage, Assignment, and Security Agreement dated October 6, 1994 filed for record in the public records of Palm Beach County, Florida, as amended (the "Mortgage"), UCC Financing Statements filed for record in the public records of Palm Beach County, Florida, and in the Office of the Secretary of State of the State of Florida (the "Financing Statements"), and other written agreements by and between Borrower and Bank. The Mortgage and such other agreements are hereinafter referred to collectively as the "Security Documents". Terms used herein but not otherwise defined hereunder are defined as set forth in the Security Documents or the Loan Agreement. All of the terms, definitions, conditions and covenants of the Loan Agreement and the Security Documents are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Note is entitled to the benefits of and remedies provided in the Loan Agreement and the Security Documents. Subject to the terms and conditions of this Note and the Security Documents, Bank shall advance funds to Borrower pursuant to the terms of the Loan Agreement.

      l. Prime Rate. For purposes hereof, "Prime Rate" means the highest fluctuating rate of interest per annum as published by the "Wall Street Journal."

      2. Interest. The outstanding Loan principal balance shall bear interest at a variable rate per annum equal to the Prime Rate plus two percent (2.0%). The interest rate hereunder shall be adjusted daily in accordance with fluctuations in the Prime Rate. Interest shall be computed on the basis of a daily amount of interest accruing on the daily outstanding principal balance during a 360-day year multiplied by the actual number of days the principal is outstanding during such applicable interest period.

      3. Payment of Interest. Interest accrued in accordance with this Note shall be due and payable monthly, in arrears, on the first day of each month immediately following the calendar month for which said interest has accrued. All accrued but unpaid interest shall be due and payable in full on the Maturity Date, as defined in Paragraph 6 below.

      All payments of principal and interest shall be made in lawful currency of the United States of America which shall be legal tender in payment of all debts, public and private, at the time of payment.

      4. Prepayment. This Note may be prepaid in whole or in part at any time without fee, premium or penalty. Any partial prepayment shall be applied in accordance with paragraph 10 below and shall not postpone the due date of any subsequent periodic installments or the Maturity Date, or change the amount of such installments due, unless Bank shall otherwise agree in writing.

        5. Late Charges. Should Borrower fail to pay the installments of interest or principal (if applicable) on any due date provided for herein, then Borrower further promises to pay a late payment charge equal to five percent (5%) of the amount of the unpaid installment as liquidated compensation to Bank for the extra expense to Bank to process and administer the late payment, Borrower agreeing, by execution hereof, that any other measure of compensation for a late payment is speculative and impossible to compute. This provision for late charges shall not be deemed to extend the time for payment or be a "grace period" or "cure period" that gives Borrower a right to cure a Default or Default Condition. Imposition of late charges is not contingent upon the giving of any notice or lapse of any cure period provided for in the Mortgage and shall not be deemed a waiver of any right or remedy of Bank, including without limitation, acceleration of this Note.

      6. Maturity Date. The then outstanding principal balance plus all accrued but unpaid interest shall be due and payable on July 1, 1997 (the "Maturity Date").

      7. Default. Any failure of Borrower to comply with any term, covenant, or condition of this Note, including without limitation, Borrower's failure to pay principal, interest, or expenses when same shall become due, or the existence of any Default Condition or Default under the Security Documents or Loan Agreement shall be deemed, at the option of Bank, a Default under this Note.

        a. Acceleration. Upon the occurrence of a Default hereunder or under the terms of any one or more of the Security Documents or the Loan Agreement, Bank may declare the then outstanding principal and all accrued but unpaid interest immediately due and payable and upon acceleration and thereafter this Note shall bear interest at the Default Rate, hereinafter defined, until all indebtedness evidenced hereby and secured by the Security Documents has been paid in full. Further, in the event of such acceleration, the Loan, and all other indebtedness of Borrower to Bank arising out of or in connection with the Loan shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by Borrower.

      9. Default Rate. After default or maturity or upon acceleration, and thereafter, the unpaid indebtedness then evidenced by this Note and due under and secured by the Security Documents shall bear interest at a fixed rate equal to the maximum rate then permitted under applicable law.

      10. Application of Payments. A11 sums received by Bank for application to the Loan may be applied by Bank to late charges, expenses, costs, interest, principal, and other amounts owing to Bank in connection with the Loan in the order selected by Bank in its sole discretion.

      11. Expenses. In the event this Note is not paid when due on any stated or accelerated maturity date, or should it be necessary for Bank to enforce any other of its rights under the Loan Documents, Borrower will pay to Bank, in addition to principal, interest and other charges due hereunder or under the other Loan Documents, all costs of collection or enforcement, including reasonable attorneys' fees, paralegals' fees, legal assistants' fees, costs and expenses, whether incurred with respect to collection, litigation, bankruptcy proceedings, interpretation, dispute, negotiation, trial, appeal, defense of actions instituted by a third party against Bank arising out of or related to the Loan, enforcement of any judgment based on this Note, or otherwise, whether or not a suit to collect such amounts or to enforce such rights is brought or, if brought, is prosecuted to judgment.

      12. Waiver. A11 persons now or at any time liable for payment of this Note, whether directly or indirectly, including without limitation any Guarantor, hereby waive presentment, protest, notice of protest and dishonor. The undersigned expressly consents to any extensions and renewals, in whole or in part, to the release of any or all Guarantors or co-makers and any collateral security or portions thereof, given to secure this Note, and all delays in time of payment or other performance which Bank may grant, in its sole discretion, at any time and from time to time without limitation all without any notice or further consent of Borrower, and any such grant by Bank shall not be deemed a waiver of any subsequent delay or any of Bank's rights hereunder or under any of the other Loan Documents.

      13. Usury. In no event shall this or any other provision herein or in the Loan Agreement or Security Documents, permit the collection of any interest which would be usurious under the law governing this transaction. If any such interest in excess of the maximum rate allowable under applicable law has been collected, Borrower agrees that the amount of interest collected above the maximum rate permitted by applicable law, together with interest thereon at the rate required by applicable law, shall be refunded to Borrower, and Borrower agrees to accept such refund, or, at Borrower's option, such refund shall be applied as a principal payment hereunder.

      14. Modification. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, changes, modifications, or discharges is sought.

      15. Applicable Law. This Note shall be governed by and construed in accordance with the laws of the State of Florida.

      16. Notices. All notices or other communications required or permitted to be given pursuant to the provisions of this Note shall be given in accordance with the notice provisions of the Loan Agreement.

      17.  Successors  and Assigns.  As used herein,  the terms  "Borrower"  and
"Bank"   shall  be  deemed  to  include   their   respective   heirs,   personal
representatives, successors and assigns.

      18. Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operates or would prospectively operate to invalidate this Note, then and in any of those events, only such provision or provisions shall be deemed null and void and shall not affect any other provision of this Note. The remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced, or disturbed thereby. In the event any provisions of this Note are inconsistent with the provisions of the Loan Agreement, the Security Documents, or any other agreements or documents executed in connection with this Note, this Note shall control.

      19. Captions: Pronouns. Captions are for reference only and in no way limit the terms of this Note. The pronouns used in this instrument shall be construed as masculine, feminine, or neuter as the occasion may require. Use of the singular includes the plural, and vice versa.

      20. Business Day. Any reference herein or in the Loan Agreement or Security Documents to a day or business day shall be deemed to refer to a banking day which shall be a day on which Bank is open for the transaction of business, excluding any national holidays, and any performance which would otherwise be required on a day other than a banking day shall be timely performed in such instance, if performed on the next succeeding banking day. Notwithstanding such timely performance, interest shall continue to accrue hereunder until such payment or performance has been made.

      21. WAIVER OF TRIAL BY JURY: THE PARTIES (INCLUDING ANY GENERAL PARTNER(S) OF THE BORROWER) HEREBY MUTUALLY AGREE THAT NEITHER PARTY, NOR ANY PARTNER, ASSIGNEE, SUCCESSOR, HEIR, OR LEGAL REPRESENTATIVE OF THE PARTIES (ALL OF WHOM ARE HEREINAFTER REFERRED TO AS THE "PARTIES") SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDINGS, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY INSTRUMENT EVIDENCING, SECURING, OR RELATING TO THE INDEBTEDNESS AND OTHER OBLIGATIONS EVIDENCED HEREBY, ANY RELATED AGREE- MENT OR INSTRUMENT, ANY OTHER COLLATERAL FOR THE INDEBTEDNESS EVIDENCED HEREBY OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG THE PARTIES, OR ANY OF THEM. NONE OF THE PARTIES WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY NEGOTIATED BY THE PARTIES WITH BANK, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. BANK HAS IN NO WAY AGREED WITH OR REPRESENTED TO ANY OF THE PARTIES THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES. THE WAIVER CONTAINED HEREIN IS IRREVOCABLE AND CONSTITUTES A KNOWING AND VOLUNTARY WAIVER.

      22. This Note is a consolidation of that certain Promissory Note (For Non-Revolving Line of Credit) dated October 6, 1994 in the original principal amount of Nine Hundred Seventy Five Thousand and No/100 Dollars ($975,000.00) upon which full documentary stamps were paid and affixed to the Real Estate Mortgage, Assignment and Security Agreement securing same and that certain Future Advance Promissory Note (For Non-Revolving Line of Credit) of even date herewith in the original principal amount of One Million Two Hundred Thousand and No/100 Dollars ($1,200,000.00) upon which full documentary stamps were paid and affixed to the First Mortgage Modification Agreement securing same.


      IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the day and year first above written.


                                        ROYAL PALM BEACH COLONY, LIMITED
                                        PARTNERSHIP, a Delaware Limited
                                        Partnership
                                             BY: STEIN MANAGEMENT COMPANY, INC.,
                                                 a Florida corporation, Managing
                                                 General Partner


                                        By:/s/Marvin J. Katz
                                           -----------------
                                              Martin J.Katz, President
                                                    (seal)

Borrower's Taxpayer
Identification No. 59-2501059


                         FUTURE ADVANCE PROMISSORY NOTE
                       (For Non-Revolving Line of Credit)
$1,200,000.00                                                   __________, 1994
                                                        Fort Lauderdale  Florida

      FOR VALUE RECEIVED, ROYAL PALM BEACH COLONY, LIMITED PARTNERSHIP, a Delaware Limited Partnership, (sometimes hereinafter referred to as the "undersigned" or the "Borrower"), promises to pay to the order of Union Bank of Florida, or any subsequent holder of this note ("Bank") at its principal offices located at Plantation, Florida (or at such other place or places as Bank may designate) the principal sum of One Million Two Hundred Thousand and No/100 Dollars ($1,200,000.00) or so much thereof as may be from time to time outstanding, plus interest thereon at the Rate hereinafter defined, all in accordance with the terms and conditions of this Promissory Note (the "Note") and in accordance with the Loan Agreement dated October 6, 1994, as amended, by and between Borrower and Bank (the "Loan Agreement"). This Note is secured by a Real Estate Mortgage, Assignment, and Security Agreement dated October 6, 1994, filed for record in the public records of Palm Beach County, Florida, as amended (the "Mortgage"), UCC Financing Statements filed for record in the public records of Palm Beach County, Florida, and in the Office of the Secretary of State of the State of Florida (the "Financing Statements"), and other written agreements by and between Borrower and Bank. The Mortgage and such other agreements are hereinafter referred to collectively as the "Security Documents~. Terms used herein but not otherwise defined hereunder are defined as set forth in the Security Documents or the Loan Agreement. All of the terms, definitions, conditions and covenants of the Loan Agreement and the Security Documents are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Note is entitled to the benefits of and remedies provided in the Loan Agreement and the Security Documents. Subject to the terms and conditions of this Note and the Security Documents, Bank shall advance funds to Borrower pursuant to the terms of the Loan Agreement.

      1. Prime Rate. For purposes hereof, "Prime Rate" means the highest fluctuating rate of interest per annum as published by the "Wall Street Journal".

      2. Interest. The outstanding Loan principal balance shall bear interest at a variable rate per annum equal to the Prime Rate plus two percent (2.0%). The interest rate hereunder shall be adjusted daily in accordance with fluctuations in the Prime Rate. Interest shall be computed on the basis of a daily amount of interest accruing on the daily outstanding principal balance during a 360-day year multiplied by the actual number of days the principal is outstanding during such applicable interest period.

      3. Payment of Interest. Interest accrued in accordance with this Note shall be due and payable monthly, in arrears, on the first day of each month immediately following the calendar month for which said interest has accrued. All accrued but unpaid interest shall be due and payable in full on the Maturity Date, as defined in Paragraph 6 below.

      All payments of principal and interest shall be made in lawful currency of the United States of America which shall be legal tender in payment of all debts, public and private, at the time of payment.

      4. Prepayment. This Note may be prepaid in whole or in part at any time without fee, premium or penalty. Any partial prepayment shall be applied in accordance with paragraph 10 below and shall not postpone the due date of any subsequent periodic installments or the Maturity Date, or change the amount of such installments due, unless Bank shall otherwise agree in writing.

      5. Late Charges. Should Borrower fail to pay the installments of interest or principal (if applicable) on any due date provided for herein, then Borrower further promises to pay a late payment charge equal to five percent (5%) of the amount of the unpaid installment as liquidated compensation to Bank for the extra expense to Bank to process and administer the late payment, Borrower agreeing, by execution hereof, that any other measure of compensation for a late payment is speculative and impossible to compute. This provision for late charges shall not be deemed to extend the time for payment or be a "grace period" or "cure period" that gives Borrower a right to cure a Default or Default Condition. Imposition of late charges is not contingent upon the giving of any notice or lapse of any cure period provided for in the Mortgage and shall not be deemed a waiver of any right or remedy of Bank, including without limitation, acceleration of this Note.

      6. Maturity Date. The then outstanding principal balance plus all accrued but unpaid interest shall be due and payable on July 1, 1997 (the "Maturity Date").

      7. Default. Any failure of Borrower to comply with any term, covenant, or condition of this Note, including without limitation, Borrower's failure to pay principal, interest, or expenses when same shall become due, or the existence of any Default Condition or Default under the Security Documents or Loan Agreement shall be deemed, at the option of Bank, a Default under this Note.

      8. Acceleration. Upon the occurrence of a Default hereunder or under the terms of any one or more of the Security Documents or the Loan Agreement, Bank may declare the then outstanding principal and all accrued but unpaid interest immediately due and payable and upon acceleration and thereafter this Note shall bear interest at the Default Rate, hereinafter defined, until all indebtedness evidenced hereby and secured by the Security Documents has been paid in full. Further, in the event of such acceleration, the Loan, and all other indebtedness of Borrower to Bank arising out of or in connection with the Loan shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by Borrower.

      9. Default Rate. After default or maturity or upon acceleration, and thereafter, the unpaid indebtedness then evidenced by this Note and due under and secured by the Security Documents shall bear interest at a fixed rate equal to the maximum rate then permitted under applicable law.

      10. Application of Payments. All sums received by Bank for application to the Loan may be applied by Bank to late charges, expenses, costs, interest, principal, and other amounts owing to Bank in connection with the Loan in the order selected by Bank in its sole discretion.

      11. Expenses. In the event this Note is not paid when due on any stated or accelerated maturity date, or should it be necessary for Bank to enforce any other of its rights under the Loan Documents, Borrower will pay to Bank, in addition to principal, interest and other charges due hereunder or under the other Loan Documents, all costs of collection or enforcement, including reasonable attorneys' fees, paralegals' fees, legal assistants' fees, costs and expenses, whether incurred with respect to collection, litigation, bankruptcy proceedings, interpretation, dispute, negotiation, trial, appeal, defense of actions instituted by a third party against Bank arising out of or related to the Loan, enforcement of any judgment based on this Note, or otherwise, whether or not a suit to collect such amounts or to enforce such rights is brought or, if brought, is prosecuted to judgment.

      12. Waiver. A11 persons now or at any time liable for payment of this Note, whether directly or indirectly, including without limitation any Guarantor, hereby waive presentment, protest, notice of protest and dishonor. The undersigned expressly consents to any extensions and renewals, in whole or in part, to the release of any or all Guarantors or co-makers and any collateral security or portions thereof, given to secure this Note, and all delays in time of payment or other performance which Bank may grant, in its sole discretion, at any time and from time to time without limitation all without any notice or further consent of Borrower, and any such grant by Bank shall not be deemed a waiver of any subsequent delay or any of Bank's rights hereunder or under any of the other Loan Documents.

      13. Usury. In no event shall this or any other provision herein or in the Loan Agreement or Security Documents, permit the collection of any interest which would be usurious under the law governing this transaction. If any such interest in excess of the maximum rate allowable under applicable law has been collected, Borrower agrees that the amount of interest collected above the maximum rate permitted by applicable law, together with interest thereon at the rate required by applicable law, shall be refunded to Borrower, and Borrower agrees to accept such refund, or, at Borrower's option, such refund shall be applied as a principal payment hereunder.

      14. Modification. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, changes, modifications, or discharges is sought.

      15. Applicable Law. This Note shall be governed by and construed in accordance with the laws of the State of Florida.

      16. Notices. All notices or other communications required or permitted to be given pursuant to the provisions of this Note shall be given in accordance with the notice provisions of the Loan Agreement.

      17.  Successors  and Assigns.  As used herein,  the terms  "Borrower"  and
"Bank"   shall  be  deemed  to  include   their   respective   heirs,   personal
representatives, successors and assigns.

      18. Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operates or would prospectively operate to invalidate this Note, then and in any of those events, only such provision or provisions shall be deemed null and void and shall not affect any other provision of this Note. The remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced, or disturbed thereby. In the event any provisions of this Note are inconsistent with the provisions of the Loan Agreement, the Security Documents, or any other agreements or documents executed in connection with this Note, this Note shall control.

      19. Captions: Pronouns. Captions are for reference only and in no way limit the terms of this Note. The pronouns used in this instrument shall be construed as masculine, feminine, or neuter as the occasion may require. Use of the singular includes the plural, and vice versa.

      20. Business Day. Any reference herein or in the Loan Agreement or Security Documents to a day or business day shall be deemed to refer to a banking day which shall be a day on which Bank is open for the transaction of business, excluding any national holidays, and any performance which would otherwise be required on a day other than a banking day shall be timely performed in such instance, if performed on the next succeeding banking day. Notwithstanding such timely performance, interest shall continue to accrue hereunder until such payment or performance has been made.

      21. WAIVER OF TRIAL BY JURY: THE PARTIES (INCLUDING ANY GENERAL PARTNER(S) OF THE BORROWER) HEREBY MUTUALLY AGREE THAT NEITHER PARTY, NOR ANY PARTNER, ASSIGNEE, SUCCESSOR, HEIR, OR LEGAL REPRESENTATIVE OF THE PARTIES (ALL OF WHOM ARE HEREINAFTER REFERRED TO AS THE "PARTIES") SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDINGS, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY INSTRUMENT EVIDENCING, SECURING, OR RELATING TO THE INDEBTEDNESS AND OTHER 0BLIGATIONS EVIDENCED HEREBY, ANY RELATED AGREE- MENT OR INSTRUMENT, ANY OTHER COLLATERAL FOR THE INDEBTEDNESS EVIDENCED HEREBY OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG THE PARTIES, OR ANY OF THEM. NONE OF THE PARTIES WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS SEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY NEGOTIATED BY THE PARTIES WITH BANK, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. BANK HAS IN NO WAY AGREED WITH OR REPRESENTED TO ANY OF THE PARTIES THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES. THE WAIVER CONTAINED HEREIN IS IRREVOCABLE AND CONSTITUTES A KNOWING AND VOLUNTARY WAIVER.

      22. This Note represents a future advance to that certain Promissory Note (For Non-Revolving Line of Credit) dated October 6, 1994 in the original principal amount of Nine Hundred Seventy Five Thousand and No/100 Dollars ($975,000.00) upon which full documentary stamps were paid and affixed to the Real Estate Mortgage, Assignment and Security Agreement securing same.

      IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the day and year first above written.


                               ROYAL PALM BEACH COLONY, LIMITED
                               PARTNERSHIP, a Delaware Limited
                               Partnership
                                    BY: STEIN MANAGEMENT COMPANY, INC.,
                                        a Florida corporation, Managing
                                        General Partner


                               By:/s/Martin J. Katz
                                  -----------------
                                     Martin J. Katz, President
                                            (seal)


Documentary Stamps in the amount of
$4,200.00 have been paid and
affixed to the First Mortgage
Modification Agreement securing this
Note.

                                                                    EXHIBIT 4(i)
                       SECOND AMENDMENT TO LOAN AGREEMENT


     THIS SECOND AMENDMENT TO LOAN AGREEMENT, dated as of the day of October, 1996 (the "Amendment"), is made by and between Royal Palm Beach Colony, Limited partnership, a Delaware Limited Partnership (hereinafter referred to as "BORROWER"), and Union Bank of Florida
("Bank" or "Lender").

                                    RECITALS

         A. Borrower has applied to Bank for a future advance of $550,000.00 ("Future Advance") to the Loan secured by the Mortgage and Loan Documents in the current principal amount of $2,175,000.00 to be advanced by Bank pursuant to the terms hereof and evidenced by note and "L/C" described herein and in the Second Mortgage Modification Agreement executed this date by the Bank and Borrower.

         B. Bank is willing to make the Loan modification described above based on the terms and conditions set forth in this Amendment.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Bank hereby agree as follows:

         1. The term "Loan" shall be in the amount of $2,625,000.00 which represents the sum of the renewal of the outstanding principal balance of 1,212,412.55 and the current availability under the Loan ($862,587.45) plus the Future Advance described herein.

         2. The "Use of Proceeds" for the Future Advance set forth herein shall be attached as Exhibit "A" hereto and incorporated by reference herein.

         3. The term "Note" shall be collectively the Renewal Promissory Note (For Non-Revolving Line of Credit)in the amount of $1,212,412.55, the Future Advance Promissory Note (For Non-Revolving Line of Credit) in the amount of $1,412,587.45 and the Consolidation Promissory Note in the amount of $2,625,000.00, all of even date herewith which Note shall be secured by the Mortgage and Loan Documents.

         4. A commitment fee in the amount of (i) $10,375.00 [one half of one percent (.05%) computed on the Loan amount as of the First Amendment to Loan Agreement - $2,075,000.00] is due from Borrower for the renewal of the existing Loan until January 31, 1998; and (ii) $11,000.00 [two percent (2%)] computed on $550,000.00] is due from Borrower and earned upon closing of the Future Advance whether or not any disbursements are made thereunder.

         5. The amount advanced to date under the Note is $1,212,412.55 leaving a balance of $862,587.45 available for disbursement under this non-revolving Loan facility. This balance, plus the Future Advance, results in a total of $1,412,587.45 available for disbursement effective upon this date. Of this total amount $950,000.00 will be allocated for the issuance of an Irrevocable (Documentary) Letter of Credit ("L/C") for the benefit of Indian Trail Water Control District to fund the remaining costs of Borrower's infrastructure development of Phases II and III of Crestwood Unit #3 (the "Project") after Borrower's use of bond proceeds derived from the sale of special assessment revenue bonds issued by ITWCD for the Project ("Bond Offering") with the remaining available Loan balance to be disbursed to the Borrower per the Use of Proceeds as and when requested by Borrower for so long as Borrower is not in default under the Loan.

                  A. The L/C shall be (i) for a term of no more than one (1) year; (ii) shall be in a form and have attached as exhibits a requisition form and draw schedule approved by Bank;(iii) shall be secured by the Mortgage and the existing collateral for the Loan; and (iv) shall be delivered by Bank to ITWCD upon the successful closing of the Bond Offering. To the extent that any amounts outstanding under the Loan during the term of the Note or the L/C exceed sixty percent (60%) of the value of the Bank's collateral ("Value"), as determined by Bank's appraisal, Bank at its sole discretion shall require sufficient additional collateral to regain the sixty percent (60%) Loan-to-Value such as the following:

                      i) Cash security in a form acceptable to Bank; and/or

                      ii) Additional real estate collateral of same loan-to-Value acceptable to Bank in Bank's sole discretion.

                  B. In the event the current appraised value of the collateral (as determined by an appraiser acceptable to Bank) for the Loan becomes decreased such that the Loan-to Value is less than sixty percent (60%), the Borrower shall be required to provided Bank with additional collateral as set forth in items (i) and (ii) above in this section.

                  C. Bank shall have received opinions of counsel for the issuing entity and such other parties as Bank may require, a copy of the Bond Offering documentation and such other documentation and agreements as Bank may reasonably require upon review of the foregoing.

                  D. Any uncured Default by Borrower under the Bond Offering documents shall be a Default under the Loan.

                  E. Bank shall have approved of the final form and content of the Agreement between ITWCD and Borrower for the development of the Project.

         6. The parties agree that the mortgagee title insurance issued in favor of Bank shall at all times during the Loan be in an amount of at least the outstanding indebtedness under the Loan.

         7. The maturity date of the Loan shall be January 31, 1998.

         8. Bank agrees to waive any and all pre-sale requirements for lots in Phase I which were a condition to funding Loan Proceeds for Phase II and III.

         9. All other terms and conditions of the Loan Agreement shall be amended consistent with the matters set forth above.

         IN WITNESS WHEREOF, Borrower and Bank have executed this Amendment as of the above written date by their respective officers all duly authorized thereunto.

Signed, sealed and delivered
in the presence of:                                  "BORROWER"

                                            ROYAL PALM BEACH COLONY, LIMITED
                                            PARTNERSHIP, a Delaware Limited
                                            Partnership

                                           BY: STEIN MANAGEMENT COMPANY, INC.,
                                               a Florida corporation, Managing
                                               General Partner

                                               -------------------------------
                                           By: Randy Rieger, Authorized Agent
                                                         (seal)
---------------------------                Address:  2501 South Ocean Drive
Printed Name:                                        Hollywood, FL  33019
---------------------------
Printed Name:



                                                     "LENDER"
                                               Union Bank of Florida

___________________________                BY: ---------------------------(Seal)
Printed Name:                                  John S. Chaperon, President
---------------------------                Address: 1801 North Pine Island Road
Printed Name:                                       Plantation, FL  33322

                                                                    EXHIBIT 4(j)
                                    MORTGAGE


         THIS MORTGAGE,  executed this _____ day of  ___________________,  1996, between ROYAL PALM BEACH COLONY, LIMITED PARTNERSHIP, a Florida limited partnership, whose address is 2501 South Ocean Drive, Hollywood, FL 33019, hereinafter referred to as the "MORTGAGOR" and CROSSROADS ASSOCIATES, LTD., a Florida limited partnership, whose address is 5858 Central Avenue, St. Petersburg, FL 33743, its successors and assigns, hereinafter referred to as the "MORTGAGEE."

(The term "MORTGAGOR" as used in every instance shall include the Mortgagor's heirs, executors, administrators, successors, legal representatives and assigns, either voluntary or by an act of the parties, or involuntary by operation of law, and shall denote the single and/or plural, the masculine and/or feminine, and natural and/or artificial persons whenever and wherever the context so requires or admits.)

                              W I T N E S S E T H:

         THAT for good and valuable consideration, and to secure the payment of the promissory note (the "Note") as hereinafter described, together with interest thereon, the MORTGAGOR grants, bargains, sells, and conveys to the MORTGAGEE in fee simple, the following described real property (the "Property") of which the MORTGAGOR is now seized and possessed, and in actual possession, situate in the County of Palm Beach, State of Florida, to wit:

                         SEE EXHIBIT "A" ATTACHED HERETO

         TOGETHER with all buildings and improvements now or hereafter situated on the Property.

         AND  TOGETHER  with  the   tenements,   hereditaments,   easements  and
appurtenances thereunto belonging, and the rents, issues, and profits hereof.

         TO HAVE AND TO HOLD the same unto the said MORTGAGEE, in fee simple.

         The MORTGAGOR hereby covenants with the MORTGAGEE that the MORTGAGOR is indefeasibly seized with the absolute and fee simple title to said property, and has full power and lawful authority to sell, convey, transfer and mortgage the same; that it shall be lawful at any time hereafter for the MORTGAGEE to peaceably and quietly enter upon, have, hold and enjoy said Property, and every part thereof; that the Property is free and discharged from all liens, encumbrances and claims of any kind, including taxes and assessments, except taxes for the current year that are not yet due and payable; that the MORTGAGOR will make, at MORTGAGOR'S expense, to MORTGAGEE such other and further assurances to perfect the fee simple title to said Property in the MORTGAGEE as may hereafter be required; and, that

         MORTGAGOR hereby fully warrants unto the MORTGAGEE the title to said Property and will defend the same against the lawful claims and demands of all persons whomsoever.

         NOW, THEREFORE, the conditions of this Mortgage are such that if the MORTGAGOR shall pay unto the MORTGAGEE the indebtedness evidenced by the Note of even date herewith, made by the MORTGAGOR and payable to the MORTGAGEE in the original principal sum of $300,000.00, together with interest as therein stated, and shall perform, comply with and abide by each and every stipulation, agreement, condition and covenant contained in this Mortgage and in the Note secured hereby, then this Mortgage and the estate hereby created shall cease and be null and void.

         AND, the MORTGAGOR does hereby further covenant and agree as follows:

         1. To perform and comply with every covenant contained in the Note and this Mortgage.

         2. To pay all and singular the principal and interest and other sums of money payable by virtue of said Note and this Mortgage, or either, promptly on the days respectively the same become severally due.

         3. To pay, before becoming delinquent, all obligations, encumbrances, taxes, assessments, paving, sidewalk, sanitary and other assessments, levies or liens, now or hereafter levied or imposed upon or against the mortgaged property, and to exhibit to the MORTGAGEE, before such taxes, assessments, liens, and encumbrances become delinquent, the official receipts for payment thereof. If the same, or any part hereof, are not paid before becoming delinquent, the MORTGAGEE may at any time pay the same with accrued interest and charges, if any, without waiving or affecting MORTGAGEE'S option to foreclose this Mortgage, or any right hereunder. Every payment so made shall bear interest from the date thereof at the highest rate authorized by law, but if there is at the time of default no maximum lawful rate, then at the rate of 18% per annum, and all such payments with interest shall be secured by the lien hereof.

         4. If all or any part of the Property or an interest therein is sold, transferred or conveyed, all the sums secured by this Mortgage shall be immediately due and payable.

         5. In the event any judgment or mechanic's lien is filed against the mortgaged Property and is not discharged or removed within thirty (30) days, or in the event that any legal proceeding is initiated against the mortgaged Property and is not dismissed or otherwise terminated within thirty (30) days from the date of filing of such legal proceedings, the MORTGAGEE at its option may accelerate the entire indebtedness secured by this Mortgage and demand payment in full.

         6. To pay all costs, fees, charges and expenses of every kind, including the cost of an abstract of title to said Property or a title insurance policy, found to be convenient or expedient in connection with any suit for the foreclosure of this Mortgage, and also including reasonable attorneys' fees incurred or expended at any time by the MORTGAGEE because of the failure of the MORTGAGOR to perform, comply with and abide by any of the covenants, conditions and stipulations of the Note, or this Mortgage, or in the foreclosure of this Mortgage and in collecting the amount secured hereby with or without legal proceedings, and to reimburse the MORTGAGEE for every payment made or incurred for any such purpose with interest from date of every such payment at the highest rate permitted by law, but if there is at the time of default no maximum lawful rate, then at the rate of 18% per annum, and such payments and obligations, with interest therein as aforesaid, shall be secured by the lien of this Mortgage.

         7. To permit, commit or suffer no waste and at all times keep the Property in a state of good repair and condition.

         8. MORTGAGOR shall not further encumber the Property without the prior written consent of the MORTGAGEE.

         9. No waiver of any covenant herein or in the obligation secured hereby shall at any time hereafter be held to be a waiver of any of the other terms hereof or of the Note secured hereby, or future waiver of the same covenant.

         10. In order to accelerate the maturity of the indebtedness hereby secured because of the failure of the MORTGAGOR to pay any tax assessment, liability, obligation or encumbrances upon said property as herein provided, it shall not be necessary nor requisite that the MORTGAGEE shall first pay the same.

         11. If the MORTGAGOR shall fail for a period of fifteen (15) days to fully and promptly to pay the amounts required to be paid by the Note hereby secured or the interest therein specified or any of the sums of money herein referred to or hereby and promptly to perform, each and every of the terms and covenants contained herein, then, without notice or demand, the aggregate sum mentioned in said Note, less previous payments, if any, and any and all sums mentioned herein or secured hereby shall become due and payable forthwith at the option of the MORTGAGEE and the MORTGAGEE shall be entitled thereupon without notice or demand to institute suit to enforce the rights of the MORTGAGEE hereunder or under the Note. In the event of any default or breach on the part of the MORTGAGOR hereunder or under the Note, the MORTGAGEE shall have the option to enforce payment of all sums secured hereby either by suit upon the Note or by foreclosure of this Mortgage, and one action shall not be a bar to or waiver of the MORTGAGEE'S right to institute or maintain the other, provided said MORTGAGEE shall have only one payment of the indebtedness.

         12. In the event that the MORTGAGOR shall (a) consent to the appointment of a receiver, trustee, or liquidator of all or a substantial part of the MORTGAGOR'S assets, or (b) be adjudicated a bankrupt, or insolvent, or file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they mature, or (c) make a general assignment for the benefit of creditors, or (d) file a petition or answer seeking reorganization or arrangement with creditors, or to take advantage of any insolvency law, or (e) file an answer admitting the material allegations of a petition filed against the MORTGAGOR in any bankruptcy, reorganization or insolvency proceeding, or (f) action shall be taken by the MORTGAGOR for the purpose of affecting any of the foregoing, or (g) any order, judgment or decree shall be entered upon an application of a creditor of MORTGAGOR by a court of competent jurisdiction approving a petition seeking appointment of a receiver or trustee of all or a substantial part of the MORTGAGOR'S assets and such order, judgment or decree shall continue unstayed and in effect for any period of thirty (30) consecutive days, the MORTGAGEE may declare the Note hereby secured forthwith due and payable, whereas the principal of and the interest accrued on the Note and all other sums hereby secured shall become forthwith due and payable as if all of the said sums of money were originally stipulated to be paid on such day; and thereupon the MORTGAGEE without notice or demand may prosecute a suit at law and/or in equity as if all monies secured hereby had matured prior to its institution.

         13. The MORTGAGEE, or any person authorized by the MORTGAGEE, shall have the right to enter upon and inspect the Property at all reasonable times.

         14. It is agreed that nothing in the Note or this Mortgage shall operate to require the MORTGAGOR to pay interest at a rate greater than the maximum lawful rate of interest allowable from time to time under the laws of the State of Florida or the United States of America, whichever is higher, or unlimited, or to make any payment or to do any act contrary to law. If any clauses or provisions herein would operate to invalidate this Mortgage or the
Note in whole or in part, such clauses or provisions only shall be considered invalid, and the remainder of this Mortgage shall remain operative and in full force and effect.

         15. If all or any part of the Property shall be damaged or taken through condemnation (which terms when used in this Mortgage shall include any damage or taking by any governmental authority, and any transfer by private sale in lieu thereof), either temporarily or permanently, the entire indebtedness secured hereby shall at the option of the MORTGAGEE, become immediately due and payable. The MORTGAGEE shall be entitled to all compensation awards, and other payments or relief therefor and is hereby authorized, at its option, to commence, appear in and prosecute, in its own or the MORTGAGOR'S name, any action or proceeding relating to any condemnation, and to settle or compromise any claim in connection therewith. All such compensation is hereby assigned by the MORTGAGOR to the MORTGAGEE, who, after deducting therefrom all its expenses, including attorneys' fees, may release any monies so received by it without affecting the lien of this Mortgage or may apply the same in such manner as the MORTGAGEE shall determine, to the reduction of the sums secured hereby, and any balance of such monies then remaining shall be paid to the MORTGAGOR. MORTGAGOR agrees to execute such further assignments of any compensation, awards, damages, claims, rights of action and proceeds as the Mortgage may require.

         16. MORTGAGOR will procure and maintain for the benefit of the MORTGAGEE during the life of this Mortgage a standard ALTA Mortgagee Policy, which shall be issued by a title insurance company approved by MORTGAGEE or its counsel. Such policy shall provide coverage for the full principal amount of the loan evidenced by the Note secured hereby, together with such affirmative coverage and such reinsurance or coinsurance as MORTGAGEE or its counsel shall reasonably require, and shall not contain any title exceptions not approved by MORTGAGEE or its counsel. Such mortgagee title policy shall insure all of the Property described on Exhibit "A".

         17. MORTGAGOR agrees (to the full extent permitted by law) that in case of an event of default, neither MORTGAGOR nor anyone claiming by, through or under it, shall or will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption laws now or hereafter in force, to prevent or hinder the enforcement or foreclosure of this Mortgage or the final and absolute sale of the mortgaged Property or the final and absolute possession of the mortgaged Property by the purchasers in foreclosure, and the MORTGAGOR, for itself and for all who may at any time claim through or under it, hereby waives (to the full extent that it may lawfully do so) the benefit of all such laws and any and all right to have the assets comprising the mortgaged Property marshalled upon any foreclosure and the MORTGAGOR agrees that the mortgaged Property may be sold in its entirety.

         18. (a) MORTGAGOR hereby represents that neither the MORTGAGOR nor any other person has ever used the mortgaged Property as a storage facility for any "Hazardous Substances" used in the ordinary course of the MORTGAGOR's business.

             (b) MORTGAGOR hereby agrees to indemnify the MORTGAGEE and hold MORTGAGEE harmless from and against any and all losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorneys' fees, cost of any settlement or judgement or claims of any and every kind whatsoever paid incurred or suffered by, or asserted against, the MORTGAGEE by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or release from the mortgaged Property of any Hazardous Substance (including, without limitation, any losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorneys' fees, cost of any settlement or judgement or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liability Act, any so called federal, state or local "Superfund"or "Superlien" laws, statutes, law, ordinance, code, rule, regulation, order or decree regulating, with respect to or imposing liability, including strict liability, substances or standards of conduct concerning any Hazardous Substances) and, regardless of whether within the control of the MORTGAGEE.

             (c) For purposes of this Mortgage, "Hazardous Substances" shall mean and include asbestos, asbestos-containing materials and those elements or compounds which are contained in the list of hazardous substances adopted by the U.S. Environmental Protection Agency (EPA) and the list of toxic pollutants designated by Congress or the EPA or defined by any other Federal, state or local statute, law or ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material as now or at any time hereunder in effect.

             (d) If the MORTGAGOR receives any notice of (i) the happening of any material event involving the spill, release, leak, seepage, discharge or cleanup of any Hazardous Substance on the Property or in connection with the MORTGAGOR'S operations thereon or (ii) any complaint, order, citation or material notice with regard to air emissions, water discharges, or any other environmental, health or safety matter affecting the MORTGAGOR (an "Environmental Complaint") from any person or entity (including without limitation the EPA) then the MORTGAGOR shall immediately notify the MORTGAGEE orally and in writing of said notice.

             (e) MORTGAGEE shall have the right but not the obligation, and without limitation of the MORTGAGEE's rights under this Mortgage to enter onto the Property or to take such other actions as it deems necessary or advisable to cleanup, remove, resolve or minimize the impact of, or otherwise deal with, any such Hazardous Substance or Environmental Complaint following receipt of any notice from any person or entity (including without limitation the EPA) asserting the existence of any Hazardous Substance or an Environmental Complaint pertaining to the Property or any part thereof which, if true, could result in an order, suit or other action against MORTGAGOR and/or which, in the sole opinion of MORTGAGEE, could jeopardize its security under this Mortgage. All reasonable costs and expenses incurred by MORTGAGEE in the exercise of any such rights shall be secured by this Mortgage and shall be payable by MORTGAGOR upon demand.

             (f) MORTGAGEE shall have the right, in its sole discretion, to require MORTGAGOR to periodically (but not more frequently than annually unless an Environmental Complaint is then outstanding) perform (at MORTGAGOR'S expense) an environmental audit and, if deemed necessary by MORTGAGEE, an environmental risk assessment, each of which must be satisfactory to MORTGAGEE, of the Property, hazardous waste management practices and/or hazardous waste disposal sites used by MORTGAGOR. Said audit and/or risk assessment must be by an environmental consultant satisfactory to MORTGAGEE. Should MORTGAGOR fail to perform said environmental audit or risk assessment within 30 days of MORTGAGEE'S written request, MORTGAGEE shall have the right but not the obligation to retain an environmental consultant to perform said environmental audit or risk assessment. All costs and expenses incurred by MORTGAGEE in the exercise of such rights shall be secured by this Mortgage and shall be payable by MORTGAGOR upon demand or charged to MORTGAGOR'S loan balance at the discretion of MORTGAGEE.

             (g) Any breach of any warranty, representation or agreement contained in this Section shall be an event of default hereunder and shall entitle MORTGAGEE to exercise any and all remedies provided in this Mortgage, or otherwise permitted by law.

         19. MORTGAGOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS MORTGAGE AND ANY DOCUMENT EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF MORTGAGOR. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE MORTGAGEE'S MAKING THE LOAN SECURED HEREBY.

         20. MORTGAGOR agrees that time is of the essence hereof in connection with all obligations of MORTGAGOR in this Mortgage or in the Note.

         21. Whenever in this Mortgage one of the parties is named or referred to, the successors and/or assigns of such party shall be included and the covenants and agreements contained herein shall bind and inure to their respective successors and assigns.

         IN WITNESS WHEREOF, the MORTGAGOR has executed this Mortgage as of the date and year first set forth above.

Signed in the presence of:                    ROYAL PALM BEACH COLONY,
                                              LIMITED PARTNERSHIP
-------------------------------------
(Signature of Witness)                    By: STEIN MANAGEMENT COMPANY, INC.,
                                              a Florida corporation, as Managing
_____________________________________         General Partner
(Print Name of Witness)

_____________________________________     By: /s/Irving Cowan
                                              ---------------
(Signature of Witness)                        Irving Cowan, President

-------------------------------------
(Print Name of Witness)



                   [NOTARIAL ACKNOWLEDGMENT ON FOLLOWING PAGE]

STATE OF FLORIDA                    )
COUNTY OF DADE                      )

         The foregoing instrument was acknowledged before me this 13th day of June, 1996, by Irving Cowan, as President of Stein Management Company, Inc., a Florida corporation, on behalf of said corporation, and who did/did not take an oath and who is personally known to me or who has produced driver's license as identification.




                                              -------------------------------
                                              Notary Public, State of Florida



This Instrument Prepared by:
IRWIN M. FROST, P.A.
IRWIN M. FROST, ESQ.
1101 Brickell Avenue, Suite 1400
Miami, FL 33131
Phone No. (305) 374-3001)

                                                                    EXHIBIT 4(k)
                                 PROMISSORY NOTE

$300,000.00                                           ___________________, 1996
                                                         St. Petersburg, Florida

         FOR VALUE RECEIVED, ROYAL PALM BEACH COLONY, LIMITED PARTNERSHIP, a Delaware limited partnership, promises to pay to the order of CROSSROADS ASSOCIATES, LTD. a Florida limited partnership, at its principal office located in St. Petersburg, Florida (or such other place as the holder may designate) the principal sum of Three Hundred Thousand Dollars and 00/100 ($300,000.00), plus interest thereon from date at the Rate hereinafter defined.

         For purposes hereof, "Prime Rate" means the highest fluctuating rate of interest per annum as published by the Wall Street Journal. The outstanding loan principal balance shall bear interest at a variable rate per annum equal to the Prime Rate plus two percent (2.0% ) (the "Rate"). The Rate shall be adjusted daily in accordance with fluctuations in the Prime Rate. Interest shall be computed on the basis of a daily amount of interest accruing on the daily outstanding principal balance during a 360 day year compounded daily, for the actual number of days the principal is outstanding during such applicable interest period.

         The then outstanding principal balance of this Promissory Note, plus all accrued but unpaid interest, shall be due and payable on October 31, 1996, or earlier upon the sale, transfer or other conveyance of all or any part of the property securing this Promissory Note (the "Maturity Date").

         Should Maker fail to pay the installments of interest on any due date provided for herein, then Maker further promises to pay a late payment charge equal to four percent (4%) of the amount of the unpaid installment.

         After default or maturity or upon acceleration, and thereafter, the unpaid indebtedness then evidenced by this Promissory Note shall bear interest at a fixed rate equal to the maximum rate then permitted by applicable law, or if there shall be no maximum rate then at the rate of eighteen percent (18%) per annum.

         In no event shall this Promissory Note permit the collection of any interest which would be usurious under the law governing this transaction. If any such interest in excess of the maximum rate allowable under applicable law has been collected, Maker agrees that the amount of interest collected above the maximum rate permitted by applicable law, together with interest thereon at the rate required by applicable law, shall be refunded to Maker, and Maker agrees to accept such refund.

         This Promissory Note may be prepaid in whole or in part at any time without penalty.

         Anyone now or at any time liable for payment of this Promissory Note, whether directly or indirectly, hereby waives presentment, protest, notice of protest and dishonor.

         Maker further agrees to pay all costs of collection, including without limitation a reasonable attorney's fee, in case the principal of this Promissory Note or any installment of interest thereon is not paid when due, or in case it becomes necessary to protect the security hereof, whether suit be brought or not.

         This Promissory Note is secured by a first mortgage of even date herewith encumbering certain property in the State of Florida, and is to be construed and enforced according to the laws of the State of Florida; upon default in the payment of principal and/or interest when due, the whole sum of principal and interest remaining unpaid shall, at the option of the holder, become immediately due and payable.

         MAKER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE AND ANY DOCUMENT EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF MAKER, GUARANTORS OR HOLDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE HOLDER'S MAKING THE LOAN EVIDENCED HEREBY.

         IN WITNESS WHEREOF, Maker has caused this Promissory Note to be duly executed as of the day and year first above written.

                                    ROYAL PALM BEACH COLONY, LIMITED PARTNERSHIP

                                    By:      STEIN MANAGEMENT COMPANY, INC., a
                                             Florida corporation,
                                             Managing General Partner

                                    By:     /s/Irving Cowan
                                            ---------------
                                               Irving Cowan, President


                                              [Corporate Seal]



                                    Attest:  _____________________________
                                             Secretary